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                                                                       Exhibit 5

                              WYNN'S INTERNATIONAL, INC.


                                            October 30, 1997

Wynn's International, Inc.
500 North State College Boulevard
Suite 700
Orange, CA  92868-1604

    Re:  REGISTRATION STATEMENT ON FORM S-8

Gentlemen:

I am rendering this opinion to you in connection with a Registration Statement on Form S-8 (the "Registration Statement") covering the registration with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of 150,000 shares (the "Shares") of Common Stock $1.00 par value of Wynn's International, Inc., a Delaware corporation (the "Company"), issuable upon the exercise of awards to be granted under the Company's Stock-Based Incentive Award Plan (the "Plan"). I am familiar with the proceedings heretofore taken by you in connection with the authorization and issuance of the Shares.

In connection with this opinion, I have examined such documents and have reviewed such matters of fact and questions of law as I have considered necessary for purposes hereof. On the basis of such examination and review and, subject to proceedings being duly taken and completed by you as now contemplated by me as your counsel prior to the issuance of the Shares, I am of the opinion that the Shares to be issued under the Plan will, when issued and sold in accordance with the terms of the Plan, be duly authorized, validly issued, fully paid and non-assessable shares of Common Stock of the Company.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement.

                             Respectfully submitted,

                             WYNN'S INTERNATIONAL, INC.


                             /s/ GREGG M. GIBBONS
                             Gregg M. Gibbons
                             Vice President-Corporate Affairs,
                             General Counsel and Secretary